EXHIBIT 99.1

SCOLR Pharma, Inc. Announces New Board Member

Life Science Veteran Bruce S. Morra, Ph.D., Joins Board of Directors

BELLEVUE, WA., August 13, 2007,—SCOLR Pharma, Inc. (AMEX: DDD) today announced that Bruce S. Morra, Ph.D., M.B.A. has been appointed to the Company’s board of directors.

Michael N. Taglich, Chairman of SCOLR Pharma’s board of directors, said, “We are pleased to welcome such a widely respected and deeply experienced senior pharmaceutical and healthcare executive to our Board of Directors. Bruce brings to SCOLR years of industry knowledge, proven accomplishments in the development of specialty pharmaceuticals, strategic and marketing leadership, business development and financial expertise, with a particular focus in the area of advanced drug delivery formulations.”

Dr. Morra has extensive experience in the pharmaceutical, medical device, biotechnology and polymers industries. He is currently a consultant and board member for various public companies, including Unigene Laboratories, Inc. and InforMedix Holdings, as well as for some privately held companies. He previously served as the President of West Pharmaceutical Services Drug Delivery and Contract Clinical Research businesses. Prior to this, Dr. Morra held several senior executive management positions including as Chief Business Officer of Progenitor Cell Therapy, as President, COO and CFO of Biopore Corporation and Polygenetics, Inc., as President, COO and Founder of Flamel Technologies, Inc’s U.S. subsidiary, and as President of ISP Filters, a subsidiary of GAF Corporation. He received his B.S.E in Chemical Engineering from Princeton, a Ph.D. in Polymer Science and Engineering and an M.B.A. from the University of Massachusetts at Amherst.

Commenting further on the new addition to the board, Mr. Taglich said, “Bruce offers SCOLR a unique set of skills that combine his significant board and executive management experience in the healthcare industry with a strong understanding of the various therapeutic product areas and their respective markets. His expertise in strategic alliance and business development is particularly well suited to SCOLR’s current position as we seek to expand our business and move our product candidates through the clinic towards the market place. We look forward to Bruce’s active participation and direction as the newest member of SCOLR’s board.”

The new board appointment was prompted by the unexpected death on April 20, 2007, of board member Dr. Michael Sorell, who had served as an independent director since April 2004. Additionally, Hans Mueller, Ph.D., an independent director since July 2005, did not stand for re-election to the board at the Company’s annual meeting of stockholders held on June 7, 2007. With this board appointment, the Company’s board of directors now consists of seven directors, four of whom are “independent directors” for purposes of the American Stock Exchange rules.

SCOLR Pharma recently announced that on June 28, 2007, the Company received notification from the American Stock Exchange (AMEX) that it was not in compliance with Sections 121(A)(1) and 802(a) of the AMEX Company Guide. Specifically, the AMEX letter stated that the Company did not have a sufficient number of independent directors such that a majority of its board of directors is deemed to be “independent” as defined in the AMEX Company Guide. The Company believes that as a result of this new appointment to its board of directors that it is now in compliance with the applicable continued listing standards of the AMEX.

About SCOLR Pharma:

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and its patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platform is based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425.373.0171 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, if our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products. And we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstance.

Contact:

Investor Relations:

Cameron Associates

Kevin McGrath

212.245.4577

Kevin@cameronassoc.com